Exhibit 99.1

Brad Miller - Aspen Technology - CFO

Thank you, Operator. Good morning everyone. I’m Brad Miller, CFO of AspenTech, and with me today is Mark Fusco, President and CEO. I’d like to thank you for joining us as we discuss preliminary selected results for the second fiscal quarter 2008, in addition to other news included in a press release and 8-K filed after the market close yesterday. Before we begin, I’ll make the usual Safe Harbor statements that during the course of this call we may make projections or other forward-looking statements about the financial performance of the Company that involve risks and uncertainties. The Company’s actual results may differ materially from the projections described in such statements. Factors that might cause such differences include but are not limited to those discussed in yesterday’s press release and in our most recent Form 10-K and Form 10-Q on file with the SEC. Also please note that the following information is related to current business conditions and our outlook as of today, January 17, 2008. Consistent with our prior practice we expressly disclaim any intention to update this information prior to the release of our second quarter fiscal 2008 financial results.

The structure of this call will be as follows: I will begin with prepared remarks and then I’ll pass it over to Mark to discuss the quarter and our growth initiatives in more detail. Then I will conclude with some brief high level comments regarding our outlook. We will then open up the call for Q&A.

After the market closed yesterday, AspenTech reported preliminary selected financial results for the second fiscal quarter 2008. We are pleased with the continued strength in demand we are seeing for our solutions, in addition to the high level of operational execution our worldwide organization is delivering. We had a strong quarter, led by license bookings which were up approximately 10% on a year-over-year basis compared to a very strong comparison quarter in the previous year.

Before we get into the details of our performance, I’ll begin with an update with respect to bringing our financial statement filings current.  On our last call, we discussed the fact that we requested an extension for filing our annual report on Form 10-K for Fiscal 2007 and quarterly report on Form 10-Q for the first quarter fiscal 2008.  In our November 15 meeting with the NASDAQ Listing Requirements Panel, we presented the progress and the current status of the prior period restatement and first quarter 10-Q and requested an extension to January 18, 2008, to bring our filings current.

We have continued to make significant progress in these efforts and we believe we are in the final stages of completing the work necessary in order to bring our filings current.

Similar to last call, there’s no change to our expectation that the restated amounts for fiscal ‘05 and ‘06 are likely to include approximately $230 million and $200 million respectively of secured borrowing liabilities and we expect a balance of approximately $200 million for this account as of June 30, 2007.  Last call, we also shared with you that our Audit Committee and Management had engaged in a detailed review of other accounts in our financial statements, including our comprehensive review of historic positions reported on income tax returns and the related reporting in our financial statements.

After the market closed last evening, we announced that the company requested an additional extension to February 8, 2008 from January 18, 2008.  The primary area that requires additional time is income taxes, which is complex given the global nature of AspenTech’s operations, prior period acquisitions and historic NOL positions.  There is no assurance that NASDAQ will grant this additional extension request; however, we are confident that we are close to bringing the income tax analysis and related reporting to a close.  In doing so, we believe this would enable the company to file its outstanding financial statements within the requested additional timeframe.

Our current independent registered public accounting firm, Deloitte and Touche, is working with AspenTech in completing the audit of the financial statements in our annual report on Form 10-K for Fiscal 2007, and they have agreed to review the work related to the financial statements in our quarterly report on Form 10-Q for the first quarter of fiscal 2008.  After the market closed last evening, we announced that Deloitte and Touche decided not to stand for re-election as the company’s independent public accounting firm for the fiscal year 2008 after its work on our currently delinquent financial statements is completed. Importantly, there have been no disagreements between the company and Deloitte and Touche with respect to any accounting principle or practices, financial statement disclosure, or auditing scope or procedure.  AspenTech’s audit committee has already begun the process of selecting a successor to Deloitte and Touche, and we will make an announcement when this process concludes.  A Form 8K relating to this matter was filed yesterday with the Securities and Exchange Commission.

Similar to last quarter’s preview, due to the pending restatement, we do not at this point have P&L numbers that we can share, however we will provide you with license bookings and other key metrics to highlight the ongoing momentum of our business. We defined license bookings as the total net present value of license contracts signed in the period. In the second quarter, we generated license bookings of approximately $66 million, which is an increase of approximately 10% compared to approximately $60 million in license bookings during the year-ago period. We are particularly pleased with this growth considering the year ago period was a very strong quarter – as we indicated when we announced those results, and as we previewed before entering the just completed second quarter.

As a reminder we pointed out last quarter that there can be timing differences between when a license is booked and when it is recognized as revenue. These timing differences can relate to factors such as future obligations or milestones and the period that they are achieved.

During the second quarter of this year, we booked 7 license transactions that exceeded $1 million, this compares to 8 in the same quarter of fiscal 2007. In addition we booked 29 transactions between $250,000 and $1 million during the quarter, as compared to 20 in the prior-year quarter. Our average booking value this quarter based on transactions above $100,000 was approximately $700,000, as compared to the $680,000 level in the same quarter of fiscal 2007. Business was strong across the board, and similar to the December quarter in the prior year, we did benefit from the closure of some large transactions in the quarter.

It is important to remember that on an historical basis approximately 2/3 of our business continues to be driven by five to six-year term based license agreements, where our renewal rates have historically been in the mid to high 90% range. Our high degree of customer satisfaction and loyalty, combined with a large base of renewable contracts is a significant long-term asset for AspenTech.

With respect to our ongoing operating costs, from a high level perspective, we continue to have solid control over our costs and expenses.  This is consistent with our commentary that we will increase our level of investment in a targeted focused manner in the future, while we continue to focus on making incremental improvements in our operational execution and efficiency. From a head count perspective, we ended the quarter with approximately 1,300 employees, which is unchanged from the end of last quarter.

The Company ended December 31, 2007 with $131 million in cash and cash equivalents, which is an increase from the end of the prior quarter primarily due to strong license bookings and continued focus on managing costs and expenses, offset by a previously disclosed $4 million payment the company elected to make in December to satisfy the remaining balances of a loan agreement.  The Company continues to have full access to its installments receivable financing facilities.  However, the Company elected to reduce the level of cash proceeds from sales of installments receivable by approximately 30%, or $20 million, compared to the first six months of fiscal 2007 during a period that license bookings increased by over 20%.

With that, let me turn it over to Mark so he can provide a more qualitative perspective on our December quarter performance.

Mark Fusco  - Aspen Technology - President & CEO

Thanks, Brad.  While we are still somewhat limited in what we can disclose, I am glad to again share with you that the company’s business continues to operate at a high level.  The company is highly focused on getting our financial statements current as soon as possible and, as Brad mentioned, we believe we are in the final stages of completing our work in this regard.  I would like to thank our shareholders and customers again for their continued support as we finish this process.  As our license bookings results indicate, all of our customer facing operations remain highly focused on executing against our growth strategies as we bring this process to a close.

The underlying drivers to our strong license bookings were well balanced across expanded usage, new customer wins and renewal activity with existing customers during the second quarter. Moreover, the size of our sales pipeline continues to be robust. Market demand remains strong and our high ROI solutions are well suited to help customers in our targeted verticals perform during periods where their end demand is quite strong, as is currently the case, but they can also add significant value to our customers during challenging market environments as well.

During the second quarter we enjoyed strong performance across each of our key verticals, with the energy sector delivering a particularly strong performance, followed by engineering and construction and chemicals delivering solid quarters as well.

From a product perspective, we continue to enjoy solid demand across each of our key solutions. Our industry leading engineering solutions continue to drive a majority of our license bookings, and they were a key contributor to 7 of our top 10 license bookings in the quarter.

It was also very good to see a strong performance from our plant operations and supply chain solutions during the quarter as well, as evidenced by the fact that they were the primary application of 3 of our top 10 transactions for the quarter.  In fact, our supply chain and plant operations solutions were the key solutions purchased in our two largest deals during the quarter.

We believe AspenTech is unique in our ability to generate significant returns for our customers, based on our domain expertise and aspenONE suite of integrated solutions. During the first quarter, aspenONE related solutions accounted for approximately 60% of our license bookings with demand for each of our key vertical markets. We are still early in the process of bringing our end-to-end aspenONE suite to our base of over 1500 customers, which includes the largest process manufacturers in the world in each of our key targeted markets.

In summary we are pleased with the Company’s operational performance in the second quarter, which completes a strong first half to our fiscal year.  Our license bookings have increased over 20% in the first six months of this fiscal year.  Our end markets are strong, our aspenONE suite remains best-in-class and we are executing at a high level.  With that I’ll turn it back to Brad.

Brad Miller - Aspen Technology - CFO

Thanks, Mark. While we’ve shared information on today’s call relative to the ongoing strength of our business, we are not in a position to provide specific guidance on the third quarter of fiscal 2008 at this time, nor can we comment on specific amounts in the income statements that are in the process of being completed.

I would, however, reiterate my comments from last quarter, which are that the June and December quarters tend to be the strongest quarters of the year for license bookings, while the March and September quarters tend to be the seasonally weakest.

We continue to enjoy robust demand and a healthy pipeline of opportunities. From a high level perspective, we currently expect to generate license bookings in the March quarter that will be up on a year-over-year basis, and as is typically the case, we expect them to be down sequentially from the seasonally stronger December quarter that we just reported.  In addition we always remind investors that our business model involves sizeable deals and the timing of when they close and are recognized as revenue can be variable.

Services revenue has a much less pronounced seasonality over the course of the year, though it can fluctuate from quarter to quarter. On an annual basis we are targeting services revenue growth in the low single digit range.

We’ll now turn the call over to the operator to begin the Q&A session. But before doing so, please understand that we are not in a position to elaborate further relative to our second quarter results, timing of filings beyond what we shared or other forward-looking expectations and will not be in a position to do so until we are completed with the restatement and fiscal 2007 year-end audit and first quarter 10Q review processes. We appreciate your understanding on these matters.

With that, we will begin the Q&A session. Operator?